EXHIBIT 10.11
NAMED EXECUTIVE OFFICER COMPENSATION
As of October 1, 2020
The following table sets forth the annual base salaries, as of October 1, 2020, of the Named Executive Officers1 (the “NEOs”) of Franklin Resources, Inc. (the “Company”).

October 1, 2020
Name and Principal Positions	Annual Base Salary[2]
Jennifer M. Johnson President and Chief Executive Officer	$750,000
Gregory E. Johnson Executive Chairman and Chairman of the Board	$600,000
Matthew Nicholls Executive Vice President and Chief Financial Officer	$525,000
Craig S. Tyle Executive Vice President and General Counsel	$525,000
Jed A. Plafker Executive Vice President	$525,000
The NEOs are also eligible to:

Incentive Compensation3

(a)
receive an annual cash incentive award pursuant to the Company’s Amended and Restated Annual Incentive Compensation Plan (including Key Executive Pool) and/or the Company’s 2014 Key Executive Incentive Compensation Plan, each as amended and restated;

(b)
participate in the Company’s equity incentive program under which they may be granted restricted stock awards and/or restricted stock unit awards (including both time- and performance-based awards) pursuant to the Company’s 2002 Universal Stock Incentive Plan, as amended and restated; and

(c)	receive additional cash and/or equity awards for special recognition of significant contributions or for retention purposes (which may include time- and performance-based awards).

Benefit Plans and Other Arrangements

(a)
participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, the Franklin Templeton 401(k) Retirement Plan and the Company’s 1998 Employee Stock Investment Plan, as amended and restated (the “ESIP”); provided that Ms. J. Johnson and Mr. G. Johnson may not participate in the ESIP pursuant to applicable rules; and

(b)	receive certain perquisites offered by the Company.

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[1]
The NEOs listed herein are the Company’s current chief executive officer, current chief financial officer, and the three other most highly compensated executive officers of the Company as of September 30, 2019. Effective February 11, 2020, Ms. Johnson became Chief Executive Officer and Mr. Johnson became Executive Chairman.

[2]	Effective October 1, 2020, the annual base salaries of the NEOs were restored following a prior 20% reduction to their annual base salary levels that took effect on April 13, 2020.

[3]
Mr. Nicholls joined the Company in May 2019. Under the terms of his offer letter, Mr. Nicholls was eligible to earn a guaranteed annual incentive award of $2.6 million for fiscal year 2020, and has certain severance protections during the first two years of his employment.